     STOCKHOLDERS AGREEMENT, dated as of December 22, 1994, by and among VPC CORPORATION, a Delaware corporation ("VPC"), VANGUARD COMMUNICATIONS, L.P., a California limited partnership ("Vanguard"), VANGUARD COMMUNICATIONS, INC., a California+ corporation (the "General Partner"), and OPTEL, INC., a Delaware corporation (the "Corporation").

                                    RECITALS

     Vanguard is the sole stockholder of the Corporation, owning as of the date hereof 39,000 shares of the Corporation's Class B Common Stock ("Class B Stock").

     The Corporation, VPC, Vanguard and the General Partner are entering into that certain Note Purchase Agreement (the "Agreement") dated the date hereof, pursuant to which VPC is purchasing a Senior Secured Convertible Note of the Corporation (the "Convertible Note"), dated the date hereof.

     To induce VPC to enter into the Note Purchase Agreement and to purchase the Convertible Note, the Corporation, Vanguard, and the General Partner have entered into this Stockholders Agreement with VPC, to become effective immediately, upon Conversion of the Convertible Note into shares of Class B Stock.

     The parties wish to set forth, among other things, certain matters relating to the voting of the shares of the Corporation's Common Stock owned by them (the "Shares") and to provide for certain rights and obligations relating to transfers of Shares, all as set forth herein.

     In consideration of the foregoing recitals and of the mutual agreements contained herein,


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     IT IS AGREED AS FOLLOWS:

1. Construction.

     1.1 Definitions. Except as otherwise defined herein, all capitalized terms used herein shall have the same meanings therein as in the Note Purchase Agreement. As used herein:

     "Agreed Value" means, with respect to any Valuation Period, the Net Equity Value of the Corporation as of the first day of such Valuation Period, as determined in accordance with Section 6.1.

     "Board" means the Board of Directors of the Corporation.

     "Class B Stock" means the Class B Common Stock, par value $.01 per share, of the Corporation.

     "Common Stock" means and includes the Corporation's Class A Common Stock, par value $.01 per share, and the Class B Stock and any other common stock of the Corporation and, with respect to each Stockholder (however described), includes the shares of capital stock of the Corporation now owned or hereafter acquired beneficially or of record by such Stockholder or any of its Affiliates, irrespective of the time and manner of acquisition, including without limitation any securities resulting from a conversion, split-up, combination, recapitalization, dividend or exchange of Shares.

     "Director" means any member of the Board.

     "Executive Committee" means the committee consisting of three Directors selected in accordance with and having the authority specified in Section 2.6.


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

     "Initial Valuation Period" means the period commencing on the date this Agreement is executed and ending on August 31, 1995.

     "Institutional Investor" means a bank, insurance Company, pension fund or other Person that is not an individual and is an accredited investor (within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder) and whose assets are administered or investment decisions made by a bank or insurance company or by a registered investment adviser, or an investment company registered under the Investment Company Act of 1940.

     "IPO Date" means the date on which the Corporation receives the net proceeds of an underwritten initial public offering for its account of any of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended.

     "Lapse Date" means the earlier to occur of (i) the date Vanguard first voluntarily relinquishes (expressly or by failure to exercise rights) the right to designate a Director and (ii) the date on which Vanguard first owns less than 10% of the issued and outstanding Common Stock.

     "Net Equity Value" means the net value of the stockholder's equity in the Corporation determined in accordance with Section 6.7.

     "Nominee" has the meaning set forth in Section 2.1.

     "Protected Amount" means an amount equal to $85,000,000 reduced by the Purchase Price Adjustments.


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


     "Purchase Price Adjustments" means, with respect to any Valuation Date, the aggregate of any adjustments to the Purchase price described in Section 2C of the Note Purchase Agreement which have actually been made on or prior to the Valuation Date.

     "Reputable Underwriter" means a nationally or regionally recognized investment banking firm of good repute which regularly acts as the lead underwriter of syndicated public offerings of equity securities having gross offering proceeds in excess of $50,000,000.

     "Shares" means shares of Common Stock.

     "Stockholders" means VPC and Vanguard and any permitted Transferee of Shares of either of them.

     "Transfer" has the meaning set forth in Section 6.1.

     "Transferee" has the meaning set forth in Section 6.2

     "Valuation Date" means the date immediately prior to the date of any proposed investment in or purchase of Shares on which, a Valuation Price is to be determined.

     "Valuation Period" means the Initial Valuation Period and each one year period commencing on September 1 of 1995 and each subsequent September 1.

     "Valuation Price" means (i) with respect to any Valuation Date during the Initial Valuation Period as of which the aggregate amount theretofore invested by VPC in the Corporation (the "Previous Investments") does not exceed the Protected Amount (but solely with respect to that portion of the

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proposed investment which when added to the Previous Investments does not increase the total to an amount in excess of the Unprotected Amount), the quotient of (A) the sum of (1) $98,400,000 and (2) the aggregate amount of all investments made by VPC, Vanguard and any third party in the Company prior to such Valuation Date (including any amounts invested in respect of the Optional Component and the Protected Contribution) excluding payments made in respect of the Mandatory Component and the acquisition of the Vanguard Shares and any purchase transactions between VPC and Vanguard, reduced by (3) the Purchase Price Adjustments, divided by (B) the number of shares of Common Stock outstanding on such Valuation Date; and

     (ii) with respect to any Valuation Date during the Initial Valuation Period on which the aggregate amount "heretofore invested by VPC in the Corporation exceeds (or as a result of such proposed investment will exceed) the Protected Amount (but solely with respect to that portion of the proposed investment which when added to the Previous Investments exceeds , the Protected Amount), and, with respect to any Valuation Date occurring during any Valuation Period subsequent to the Initial Valuation Period, the quotient of (C) the sum of (1) the Agreed Value and (2) the aggregate amount of all investments by VPC, Vanguard and any third party during such period (but, with respect to the Initial Valuation Period, solely with respect to that portion of the proposed investments which when added to the Previous Investments exceeds the Protected Amount) divided by (D) the number of shares of Common Stock outstanding on such Valuation Date. Notwithstanding the foregoing, if an Agreed Value is determined for a period covering prior to September 1, 1995, such Agreed Value shall be the Agreed Value until August 31, 1996.

     1.2 Interpretation. Then the context in which words are Used in this Agreement indicates that such is the intent,

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singular words include the plural and vice versa and masculine words include the feminine and the neuter and vice versa. References herein to Sections, Exhibits or Schedules are to the appropriate sections, exhibits or schedules of this Agreement unless otherwise expressly so stated. The words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Exhibit, Schedule or other subdivision.

     1.3 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be construed to define or limit the scope, extent or intent of this Agreement or any of its provisions.

     2. Directors.

     2.1 Composition of the Board. At all times during the term of this Agreement, the Board shall consist of at least seven members (or, upon approval by the Board, a lesser number, subject to the rights of Vanguard at all times to designate the number of Nominees provided for in Section 2.3). The property, business and affairs of the Corporation shall be managed by the Board which may exercise all of the powers of the Corporation except to the extent that the laws of the State of Delaware or the Corporation's, certificate of incorporation or by-laws require the same to be exercised by the stockholders.

     2.2 Voting for Directors. Each Stockholder shall vote all Shares now or hereafter owned by it, at any regular or special meeting of stockholders called for the purpose of, or shall otherwise consent to, the election to the Board of the person or persons nominated (the "Nominees") in accordance with Section 2.3.

     2.3 Nominees.

     (a) For so long as Vanguard's percentage ownership of Common Stock computed in accordance with Section 2.4 ("Vanguard's Percentage Ownership") is at least 30%:

          (i)  VPC shall be entitled to designate at least four Nominees; and

          (ii) Vanguard shall be entitled to designate three Nominees.

     On the Conversion Date, Vanguard shall cause the Directors of OpTel, other than its nominees, to tender their resignations, effective immediately.

     (b) For so long as Vanguard's Percentage Ownership is at least 20%, but less than 30%:

          (i)  VPC shall be entitled to designate at least five Nominees; and

          (ii) Vanguard shall be entitled to designate two Nominees.

     (c) For so long as Vanguard's Percentage Ownership is at least 10%, but less than 20%:

          (i)  VPC shall be entitled to designate at least six Nominees; and

          (ii) Vanguard shall be entitled to designate one Nominee.

     (d) Notwithstanding the foregoing, Vanguard shall not the entitled to designate any Nominee for election to the Board after the Lapse Date.

     2.4 Computation of Vanguard's Percentage Ownership. For purposes of determining Vanguard's right to designate Nominees pursuant to Section 2.3 and members of the Executive Committee pursuant to Section 2.6, Vanguard's Percentage Ownership shall be computed as follows:

          (a) Until June 30, 1996, provided Vanguard shall have exercised all or part of any preemptive right under Section 6.4(b) hereof or Section 8C of the Note Purchase Agreement, by dividing (A) the aggregate number of shares of Common Stock owned of record by Vanguard on the date such calculation is made (a "Calculation Date") by (B) the aggregate number of shares of Common Stock owned by both Vanguard and VPC on such Calculation Date (expressly excluding any number of shares of Common Stock owned by any other Person other than an Affiliate); and

          (b) At all other times, by dividing (A) the number of shares of Common Stock owned by Vanguard on the Calculation Date by (B) the aggregate number of shares of Common Stock outstanding on such Calculation Date.

     2.5 Substitution. If any Nominee designated by VPC or Vanguard shall be unable or unwilling to serve on the Board or shall resign therefrom, VPC or Vanguard, as the case may be, shall be entitled to designate a replacement who then shall be a Nominee for purposes of this Agreement. On the Lapse Date the terms of any Vanguard Nominees then acting as Directors shall terminate, Vanguard shall cause them to tender their resignations effective immediately and VPC shall be entitled to designate their respective successors.

     2.6 Executive Committee. The Corporation shall have an Executive Committee consisting of three directors. To the full extent permitted by law, the Executive Committee shall have all of the powers and may exercise all authority of the Board in the management of the business and affairs of the Corporation. One Nominee of Vanguard shall serve as a member of the Executive Committee until the earliest to occur of the date (i) Vanguard first voluntarily relinquishes its right (expressly or by failure to exercise such right) to designate a Nominee to the Board or the Executive Committee or (ii) Vanguard's percentage Ownership is less than 25% (irrespective of whether Vanguard's Percentage Ownership is subsequently increased).


     2.7 Meetings and Actions of the Board.


          (a) Meetings of the Board shall be held in accordance with the bylaws and at such locations as VPC shall designate.

          (b) A simple majority of the Board shall constitute a quorum for the transaction of any business of the Corporation at meetings of the Board.

          (c) The affirmative vote of a simple majority of the Directors present at a meeting at which a quorum is present, or acting by written consent without a meeting, shall be sufficient to effect Board action with respect to any matter; provided however, that no action of the Board shall be taken without the affirmative vote or consent of at least two of VPC's Nominees.

     2.8 Meetings and Actions of the Executive Committee.

          (a) Meetings of the Executive Committee shall be held at such locations as VPC shall designate.

          (b) A simple majority of the Executive Committee shall constitute a quorum for the transaction of any business of the Corporation at meetings of the Executive Committee.

          (c) The affirmative vote of a simple majority of members of the Executive Committee shall be sufficient to effect any action of the Executive Committee with respect to any matter.

     3. Corporate Name.

     (a) From and after the date hereof until June 30, 1996 the Corporation shall conduct business under the name and style "OpTel, a Videotron company," and the name of the corporation shall not be changed prior to such date, except with the affirmative approval of all of Vanguard's Nominees.

     (b) The Stockholders and Board shall take any and all actions which may be necessary or desirable and proper to carry out the provisions of Sections 2 and 3(a).

     4. Availability of Financial Statements Under Certain Circumstances.

     (a) During the period following the Lapse Date and prior to the IPO Date, the Corporation shall make the following financial information available to each of the Stockholders.

          (i) Within 45 days after the last day of each fiscal quarter, unaudited consolidated financial statements of


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     the Corporation and its consolidated subsidiaries for such fiscal quarter including an unaudited consolidated balance sheet and an unaudited consolidated statement of income and cash flow.


          (ii) Within 120 days after the last day of the Corporation's fiscal year, audited consolidated financial statements of the Corporation and its consolidated subsidiaries for such fiscal year including an audited consolidated balance sheet and audited consolidated statements of income and cash flow, and accompanied by the report thereon by the independent auditors engaged from time to time by the Corporation.

     (b) The financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall fairly present the financial condition, assets, liabilities, results of operations and cash flow of the Corporation and its consolidated subsidiaries, subject in the case of quarterly statements to the omission of certain adjustments.

     5. Constituent Documents. The Stockholders and the Board, as the case may be, shall take all necessary actions to cause the certificate of incorporation and bylaws of the Corporation to contain the most favorable provisions in respect of indemnification and director exculpation permitted under the Delaware General Corporation Law and shall, without liability to one another, be entitled to rely on the advice of legal counsel in satisfying such obligation.

     6. Restrictions on Transferability of Shares.

     6.1 Transfer Defined. For purposes of this Section 6, "Transfer", as to any Shares shall mean any sale, exchange, assignment, the creation of any option or right to purchase,


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security interest or other encumbrance, and any other disposition Of any kind, whether voluntary or involuntary, affecting title to, possession of or voting rights in respect of such Shares, or any interest therein.

     6.2 Transferee to Become a Party to Agreement. As a condition to the effectiveness of any Transfer of Shares that is otherwise permitted hereunder, including without limitation transfers by Vanguard to an Institutional Investor as permitted under Section 6.4, the transferee of such Shares (a "Transferee") shall execute and deliver to the transferring Stockholder (i) for the benefit of the Corporation and the other Stockholders a Confidentiality Agreement in favor of VPC and the Corporation, (ii) a written agreement pursuant to which such Transferee effectively binds itself to the terms of this Agreement with the same force and effect as if such Transferee were originally named a Stockholder hereunder; and (iii) an instrument of adoption or novation whereby such Transferee effectively binds itself to the terms of the Restricted Persons Agreement; provided, however, that any such Transfer shall not have the effect of releasing the transferring Stockholder from any of its obligations or liabilities under this Agreement or the Restricted Persons Agreement. Each Transferee shall be deemed to be a Stockholder for all purposes hereof and shall be entitled to participate on a pro rata basis in all of the rights, and shall be subject to all of the obligations of the transferring Stockholder.

     6.3 Transfers to Affiliates. (a) Subject to Section 6.3(b) and to the prior written approval of the Board, which shall not be unreasonably withheld, a Stockholder may transfer all or any of the Shares owned by it to an Affiliate of such Stockholder.


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


          (b) Notwithstanding anything to the contrary contained , Vanguard and the General Partner covenant and agree that prior to the IPO Date Vanguard shall not cause, permit or suffer any of the Shares owned by it to be transferred or distributed to any of its partners for any reason, except to the extent required by law. Any purported Transfer of Shares in disregard of this provision shall be void.

     6.4 Transfers by Vanguard.


     (a) Subject to Section 6.3, prior to the earlier of March 31, 1996 or the IPO Date, Vanguard shall not, and shall not cause or permit any of its Affiliates to, Transfer or attempt Transfer any Shares. After March 31, 1996 and prior to the IPO Date Vanguard may solicit offers to purchase all, but not less than all, Shares only from one or more Institutional Investors acceptable to VPC in the reasonable exercise of its discretion, subject in each instance to prior delivery by each prospective such investor of a confidentiality agreement with respect to information to be obtained by it from or about the Corporation, in form and substance acceptable to the Corporation and its counsel in the reasonable exercise of their discretion. Any such offer shall be subject to the right of first refusal provided for in Section 6.4(b). All rights of Vanguard under this Agreement shall terminate upon any Transfer of Shares to an Institutional Investor or otherwise (other than a Transfer Pursuant to Section 6.3(a)) (but nothing herein shall abrogate or restrict the registration rights available to Vanguard under the Registration Rights Agreement referred to herein or the provisions of Section 6.6, which shall survive such Transfer and shall be exercisable as to all or any of the Shares held by Vanguard or such Institutional Investor, subject in each case to to the making by Vanguard and its Transferees of appropriate provision, acceptable to VPC in the reasonable exercise of its


                                       13
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discretion for joint action by Vanguard and its Transferees with respect to the exercise of such rights). The restrictions set forth in this Section 6.4 shall terminate on the IPO Date.

     (b) Upon Vanguard's receipt of an offer from an Institutional Investor to purchase Shares in accordance with Section 6.4(a), Vanguard shall promptly notify VPC and the Corporation (the "Notice of Offer") stating the terms of such offer, including the number of Shares to be sold, the proposed purchase price (the "Offer Price") and the date (not less than 31 days after the giving of such notice) on which the proposed Transfer is to occur (the "Sale Date"). VPC and the Corporation shall have the right exercisable by notice given within 30 days after the Notice of Offer to purchase such Shares for the Offer Price not later than 15 days after the Sale Date.

     (c) Vanguard shall make all reasonable attempts to prevent issue (other than in connection with the raising of capital) or transfer of partnership interests (the "Partnership Interests") in Vanguard. In no event shall any of the Restricted Persons (as defined in the Restricted Persons Agreement) or their respective family members be permitted to Transfer their interests in the General Partner or Partnership Interests other than to each other, their respective Affiliates, other partners or to trusts established by them or any of them for their respective benefit and/or that of their family members or by operation of law. VPC acknowledges and agrees, however, that Vanguard may be required to issue Partnership Interests to satisfy certain Excluded Obligations. If, pursuant to Vanguard's partnership agreement, dated April 15, 1993, as most recently amended as of December 16, 1994, and, as currently in force (the "Partnership Agreement"), a true and correct copy of which has been delivered to VPC under certificate of an officer of the General Partner concurrently herewith, any partner of Vanguard


                                       14
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who not a Restricted Person or a family member of a Restricted Person, exercises any right to dispose of a Partnership Interest, the General Partner shall provide to the Corporation and VPC a notice pursuant to Section 18.2(c) of the Partnership Agreement, and VPC or, at VPC's election, the Corporation shall have the right to exercise a right of first refusal to purchase such Partnership Interest at the price (the "Buy-In Price") and on the terms provided for in the Partnership Agreement. Vanguard and the General Partner shall not cause or permit any amendment of the Partnership Agreement that would have an adverse effect on any of the rights of VPC or the Corporation under any of the Provisions of this Section 6.4.


     (d) If VPC or the Corporation shall acquire a Partnership Interest pursuant to Section 6.4(c), simultaneously with such acquisition, at the election of VPC or the Corporation, respectively, Vanguard shall redeem or purchase such Interest in exchange for all of the Shares that would be distributed with respect to such Partnership Interest if Vanguard were then liquidated. In determining the number of Shares to be so exchanged, the Shares held by Vanguard shall be valued based on the Buy-In Price, without any deduction or adjustment for costs or benefits associated with a liquidation of Vanguard.

     6.5 Preemptive Rights.

     (a) In the event that the Board determines to raise additional capital for the Corporation prior to the IPO Date by causing the Corporation to issue and sell additional shares (the "Additional Shares"), VPC may require that such shares be Class B Stock and, subject to Vanguard's right to participate in such purchase pursuant to Section 6.5(b), may elect to purchase all or any of such Additional Shares at a price per share equal to the Valuation Price on the Valuation Date with


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respect to such purchase. If VPC elects to purchase any or all Of the Additional
Shares it shall give written notice (the "Purchase Notice") to the Corporation and Vanguard to that effect. The Purchase Notice shall state (i) the number of Additional Shares VPC proposes to purchase and (ii) the date (not later than 30 days after the Purchase Notice) and time at which such purchase will take place (the "Additional Shares Closing Date").

     (b) During the 60 days immediately following its receipt of any Purchase Notice (the "Participation Period"), Vanguard shall have the right to participate (the "Participation Right") in such financing with VPC to the extent of some or all of the Additional Shares to be issued in such financing (the "Available Shares") equal to the product of its Percentage Ownership at the time of the Purchase Notice, multiplied by the aggregate number of Additional Shares which VPC commits to purchase in such financing. If Vanguard elects to exercise its Participation Right, Vanguard shall give written notice to that effect to VPC and the Corporation (the "Participation Notice") and shall be entitled prior to the last day of the Participation Period to purchase a number of the Available Shares as specified in the Participation Notice, in which event the number of Additional Shares purchased or to be purchased by VPC shall be reduced by the number of Available Shares purchased by Vanguard.

     (c) The closing of a purchase of Additional Shares shall be held at the offices of Kronish, Lieb, Weiner & Hellman, on the date and at the time specified in the Purchase Notice. At such closing, (i) VPC and Vanguard shall each pay, in immediately available funds (subject to Section 6.5(b)), the Valuation Price for all of the Additional Shares to be purchased by it, and (ii) the Corporation shall deliver to each of them certificates representing the Additional Shares purchased by it

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provided, however, that if Vanguard elects to participate in the financing but the Additional Shares Closing Date occurs prior to the end of the Participation Period, then at such closing VPC shall (i) purchase and pay for the Additional Shares it has agreed to purchase, excluding the Available Shares, and (2) purchase and pay for a convertible promissory note (the "Interim Note") of the Corporation in a principal amount equal to the purchase price of the Available Shares, due on the day after the expiration of the Participation Period and bearing interest at the annual rate which is then charged VPC by its banks for short-term loans. Principal of and accrued interest on the Interim Note shall be convertible at its maturity, at the option of VPC, into Class B Shares at the Valuation Price as of the date of the Purchase Notice. Prior to the maturity of the Interim Note, Vanguard may purchase all or any of the Available Shares at a price per share equal to such Valuation Price plus a Pro rata portion of the interest then accrued on an equivalent principal amount outstanding under the Interim Note. Vanguard shall make such payment in immediately available funds, and the Corporation shall immediately apply the proceeds of such payment first to pay accrued interest on the Interim Note and then to pay principal of the Interim Note.

     6.6 Drag Along/Tag Along Rights.

     (a) Prior to the IPO Date, if VPC elects to sell Shares representing a controlling interest in the Corporation, VPC may require Vanguard to join in such sale in the same proportion that the number of Shares held by Vanguard bears to the total number of Shares then owned by VPC and Vanguard, and otherwise at the same price per share and on the same terms.

     (b) If VPC elects to sell 10% or more of the shares owned by it (otherwise than in a public offering) Vanguard shall have the right to join in such sale in the same proportion that the number of Shares held by Vanguard bears to the total number of Shares then owned by VPC and Vanguard, and otherwise at the same price per share and on the same terms.

     (c) Without limiting the rights of Vanguard under Sections 6.6(a) and 6.6(b), if VPC elects to sell 50% or more of the Shares owned by it (otherwise than in a public offering), Vanguard shall have the right to join in such sale to the extent of all of the Shares then owned by it, at the same price per share and on the same terms.

     (d) If prior to the IPO Date, VPC shall cease to be an Affiliate of Le Groupe Videotron Ltee, then Vanguard shall have the option for a period of 120 days after such change in control to sell all or any part of its Shares to the Person then controlling VPC, at a price and on terms no less favorable to Vanguard than those enjoyed by VPC in the transaction that resulted in the change of control, adjusted for any difference in the Net Equity Value of Class B Stock held by Vanguard and the Net Equity Value (excluding any control premiums) of the capital stock of VPC purchased by the Person then controlling VPC.

     (e) Each of the transactions described in the preceding provisions of this
Section 6.6 is referred to herein as a "Disposition." At least 31 days prior to a Disposition, VPC shall provide to Vanguard notice setting forth a description of the terms of such Disposition in reasonable detail and stating (in the case of a transaction described in Section 6.6(a)) whether VPC requires that Vanguards Shares be included in the Disposition. If VPC does not require that Vanguard's Shares be included in the Disposition, Vanguard, to the extent permitted in the applicable provision of this Section 6.6, may nevertheless, by notice to VPC within 30 days after receipt of such notice, require VPC to include Vanguard's Shares in such Disposition.

     (f) In connection with a Disposition, Vanguard will, if requested by the purchasers, enter into agreements with the purchasers containing (i) terms and conditions relating to the sale that are the same (to the extent practicable) as the terms and conditions of the agreement that VPC and its Affiliates execute in connection with such Disposition and (ii) representations and warranties to the effect that, except as specifically disclosed to the purchasers in writing, Vanguard and its Affiliates do not have actual knowledge (without any obligation to investigate) that any representation or warranty made by the Corporation or VPC in connection with such Disposition was untrue in any material respect when made or is untrue in any material respect as of the closing of the Disposition.

     6.7 Agreed Value. Representatives of VPC and Vanguard, acting in good faith and using diligent efforts to reach agreement, shall determine the Net Equity Value as of September 1 of each year (or if the Agreed Value is first to be determined for a period commencing prior to September 1, 1995, on the date it is to be determined and then on the September 1 that falls not less than twelve calendar months after such date, and on each September 1 thereafter). If, after diligent effort, VPC and Vanguard cannot agree on the Net Equity Value, upon the request of VPC or Vanguard they shall each retain a Reputable Underwriter. The two Reputable Underwriters shall be instructed to determine, within 30 days of their engagement, the Net Equity Value (as a firm number and not a range) as of the date in question. If the higher of the Net Equity Values determined by the Reputable Underwriters is not more than 130% of the lower, then the average of the two Net Equity Values shall be the Agreed Value. If the higher of the Net Equity Values is more than 130% of the lower, then the two Reputable Underwriters shall jointly select a third Reputable Underwriter who shall be instructed to select, within 30 days of its engagement, one of the two Net Equity Values previously determined by the two originally selected Reputable Underwriters (without modification). The Net Equity Value selected by such third Reputable Underwriter shall be the Agreed Value. The expenses of all Reputable Underwriters performing duties hereunder shall be borne by the Corporation. Each Reputable Underwriter shall be required to execute a confidentiality agreement acceptable to the Corporation and its counsel in the reasonable exercise of their discretion. The parties shall each use their best efforts to facilitate agreement and no party shall unreasonably delay or hinder the process.

     6.8 Transfers Other Than to Affiliates. Notwithstanding anything to the contrary herein or in the certificate of incorporation of the Corporation, if a share of Class B Stock shall be transferred, voluntarily or involuntarily, to a Person that is not an affiliate of Vanguard or VPC, such share shall automatically be converted into a share of Class A Stock.

     7. The Richey Warrant. If and to the extent the Richey Seller exercises the Richey Warrant, Vanguard shall be entitled to retain the full amount of the exercise price thereof and the Corporation shall pay to Vanguard the amount, if any, that the Corporation would have had to pay to the Richey Seller if the Richey Seller had exercised its option to sell the Richey Warrant to the Corporation at such time in accordance with the terms of the Richey Warrant (the "Richey Put Amount"). Upon exercise of the Richey Warrant, Vanguard shall issue to the Richey Seller limited partnership interests of Vanguard in full satisfaction of the Richey Warrant. In the event that the Richey Seller shall exercise its option to sell the Richey Warrant to Vanguard or the Corporation in accordance with the terms of the Richey Warrant, the Corporation shall pay directly to the Richey Seller the Richey Put Amount. In the event that Vanguard shall exercise its Option to purchase the Richey Warrant in accordance with the terms thereof, the Corporation shall pay directly to Richey, upon the Corporation's receipt of evidence of the Richey Warrant's delivery to the Partnership for cancellation, the Richey Put Amount, and the balance of any amounts due to the Richey Seller upon such exercise shall be paid by Vanguard. Without VPC's prior written consent, Vanguard shall not elect to purchase the Richey Warrant other than in accordance with the terms of the Richey Warrant. The Richey Warrant shall not be amended without VPC's prior written consent.

     8. Legends. Each certificate representing Shares now or hereafter registered in the name of any Stockholder shall be endorsed with a legend substantially as follows:

     The shares represented by this certificate are subject to the restrictions contained in a Stockholders Agreement dated as of December 22, 1994, among the Corporation, VPC Corporation and Vanguard Communications, L.P. a copy of which is on file in the offices of the Corporation and will be furnished to the holder of this certificate upon written request and without charge. Ownership, voting and transfer of such shares are subject to the terms of such Agreement. The holder of this certificate, by acceptance hereof, agrees to be bound by all the terms of such Agreement, as the same is in effect from time to time. No vote, sale, assignment, encumbrance, pledge, transfer or other hypothecation or disposition of such shares may be made except in compliance with such Agreement.

     9. Confidentiality and Other Covenants.

     9.1 Confidential Information. Vanguard acknowledges that, in connection with its relationship with the Corporation, the officers, directors and/or employees of Vanguard will have access to Confidential Information pertaining to the business of VPC and the Corporation. Vanguard has executed and delivered to VPC and the Corporation a Confidentiality Agreement and has used and will continue to use its best efforts to secure a Confidentiality Agreement in favor of VPC and the Corporation from each of its partners, and Affiliates, including without limitation each of the partners of Vanguard and each of the shareholders, directors and executive officers of the General partner and any Nominee of Vanguard.

     9.2 Publicity. The Stockholders agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either Stockholder without the prior consent (which shall not be unreasonably withheld) of the other, except as such release or announcement may be required bylaw or the rules or regulations of any securities exchange, in which case the Stockholder required to make the release or announcement shall allow the other Stockholder reasonable time to comment on such release or announcement in advance of such issuance.

     10. Term and Termination.

     10.1 Term. Subject to Section 10.2, this Agreement is effective as of the date hereof and, unless earlier terminated as provided herein, shall continue in force until the IPO Date.

     10.2 Disposition of all Shares. This Agreement shall automatically terminate upon the acquisition by either Stockholder of all of the issued and outstanding Shares or the disposition in accordance with the terms hereof by either Stockholder of all of the Shares owned by it beneficially or of record to Persons who are not bound as Stockholders hereunder.

     11. Effect of Termination.

     Termination of this Agreement pursuant to Section 10 or otherwise shall not affect or impair any rights or obligations that arise prior to or at the time of the termination of this Agreements or which may arise by reason of an event causing the termination of this Agreement, and all such rights and obligations, including the rights and obligations under any provision of this Agreement, which by their terms are to survive termination, shall also survive. The rights and remedies provided in this Agreement and in such other agreements shall be cumulative and not exclusive and shall be in addition to any other remedies which the Stockholders may have under this Agreement or otherwise

     12. Miscellaneous.

     12.1 Entire Agreement. This Agreement supersedes all prior oral and written agreements between the parties with respect to the subject matter hereof, and this Agreement and the other documents and agreements between the parties which are referred to herein or executed contemporaneously herewith set forth the entire agreement among the parties with respect to the transactions contemplated hereby.

     12.2 Amendment. This Agreement may not be modified, amended or terminated, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of each party or, in the case of any such waiver, by the party or parties entitled to the benefit of the provision to be waived.

     12.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferrable by any party, voluntarily or by operation of law without the prior written consent of the other parties hereto, and any assignment or transfer without such consent shall be null and void.

     12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.

     12.5 Further Assurances. Each party shall, at any time and from time to time after the date hereof, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to procure for any party, its successors and assigns, its rights as contemplated hereby.

     12.6 Severability. If any provision of this Agreement is held to be invalid, unlawful or incapable of being enforced by reason of rule of law or public policy, all other conditions and provisions of this Agreement which can be given effect without such invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

     12.7 Notices. All notices, consents, instructions and other communications required or permitted under this Stockholders Agreement (collectively, "Notice") shall be effective only if given in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) received by the addressee if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice similarly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

          (1)  If to VPC:

               VPC Corporation
               46th Floor
               1114 Avenue of the Americas
               New York, New York 10036-7798
               Attention: Me Suzanne Renault
               Telecopier: 514-985-8834

     copy to:  Kronish, Lieb, Weiner & Hellman
               1114 Avenue of the Americas
               New York, New York 10036-7798
               Attention: Russell S. Berman, Esq.
               Telecopier: 212-479-6275

          (2)  If to the Corporation:

               OpTel, Inc.
               345 N. Maple Dr., Suite 285
               Beverly Hills, California 90210
               Attention: President
               Telecopier: 310-273-9453

     copy to:  Irell & Manella
               1800 Avenue of the Stars
               Suite 900
               Los Angeles, California 90067-4276
               Attention: Joan L. Lesser, Esq.
               Telecopier: 310-203-7199

          (3)  If to Vanguard:

               Vanguard Communications, L.P.
               345 N. Maple Dr., Suite 285
               Beverly Hills, California 90210
               Attention: President
               Telecopier: 310-273-9453

     copy to:  Irell & Manella
               1800 Avenue of the Stars
               Suite 900
               Los Angeles, California 90067-4276
               Attention: Joan L. Lesser. Esq.
               Telecopier: 310-203-7199

          (4)  If to the General Partner:

               Vanguard Communications, Inc.
               345 N. Maple Dr., Suite 285
               Beverly Hills, California 90210
               Attention: President
               Telecopier: 310-273-9453

     copy to:  Irell & Manella
               1800 Avenue of the Stars
               Suite 900
               Los Angeles, California 90067-4276
               Attention: Joan L. Lesser, Esq.
               Telecopier: 310-203-7199

     12.8 GOVERNING LAW; CONSENT TO EXCLUSIVE JURISDICTION. THIS STOCKHOLDERS AGREEMENT IS BEING DELIVERED AND IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES STALL BE GOVERNED BY, THE LAW OF SUCH STATE APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS STOCKHOLDERS AGREEMENT PERMITTED UNDER SECTION
12.9 or 12.10 MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS STOCKHOLDERS AGREEMENT, VPC, THE CORPORATION, VANGUARD AND THE GENERAL PARTNER HEREBY

ACCEPT FOR THEMSELVES AND IN RESPECT OF THEIR PROPERTY, GENERALLY AND UNCONDITIONALLY, TEE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF VPC, THE CORPORATION, THE GENERAL PARTNER, VANGUARD HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS STOCKHOLDERS AGREEMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THIS STOCKHOLDERS AGREEMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OF PROCESS UPON SUCH PARTY IS INEFFECTIVE. EACH OF VANGUARD, THE GENERAL PARTNER, THE CORPORATION AND VPC AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING AGAINST THE OTHER PARTY WITH RESPECT TO THIS STOCKHOLDERS AGREEMENT MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES OR AS FOLLOWS: (I) BY PERSONAL SERVICE OR BY CERTIFIED OR REGISTERED MAIL TO THE PARTY'S DESIGNATED AGENT FOR SUCH SERVICE IN SUCH STATE, OR (II) BY CERTIFIED OR REGISTERED MAIL TO THE PARTY AT ITS ADDRESS SET FORTH HEREIN. SERVICE OF PROCESS IN ANY MANNER REFERRED TO IN THE PRECEDING SENTENCE SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

     12.9 Binding Arbitration. (a) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity thereof, including without limitation the determination of the scope or applicability of this Agreement to arbitrate, shall be determined exclusively by binding arbitration in New York City before three arbitrators. The arbitration shall be governed by the American

Arbitration Association under its Commercial Arbitration Rules and its Supplementary Procedures for large, Complex Disputes, provided that persons eligible to be selected as arbitrators all be limited to attorneys-at-law who
(a) are on the AAA's Large, Complex Case Panel or a Center for Public Resources ("CPR") Panel of Distinguished Neutrals, or who have professional credentials similar to the attorneys listed on such AAA and CPR Panels, and (b) who practiced law for at least 15 years as an Attorney in New York specializing in either general commercial litigation or general corporate and commercial matters.

     (b) No provision of, nor the exercise of any rights under, Section 12.9(a) shall limit the right of any party (i) to foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the Uniform Commercial Code, or otherwise pursuant to applicable law, (ii) to exercise self-help remedies including, but not limited to, setoff and repossession, or (iii) to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including, but not limited to, injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of the Investor, even if the Investor is the plaintiff, to submit the dispute to arbitration in the Investor would otherwise have such right.

     (c) In any such arbitration proceeding, the arbitrator all not have the power or authority to award punitive damages to any party. Judgment upon the award rendered may be entered in any court having jurisdiction.

     (d) Each of the parties shall, subject to the award of the arbitrators, pay an equal share of the arbitrators' fees. The arbitrators shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, arbitrators' fees, and court costs) to the prevailing party.

     12.10 Equitable Relief. Since the Corporation or a stockholder may sustain irreparable harm in the event there is a breach of the covenants provided in this Agreement (including those contained in a Restricted Persons Agreement or in Section 9), in addition to any other rights or remedies which the Corporation or any Stockholder may have under this Agreement or otherwise, the Corporation or a Stockholder shall be entitled to obtain specific performance or injunctive relief against the breaching or defaulting Stockholder in any court of competent jurisdiction for the purposes of restraining the other Stockholder from any actual or threatened breach of such covenants or to compel such other Stockholder to perform such covenants, without the necessity of proving irreparable injury or the inadequacy of remedies at law or posting bond or other security.

     12.11 Consequential Damages. In no event shall any party be liable to the other for any consequential, punitive or speculative damages (including but not limited to damages for lost profits) arising from performance or breach of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VPC CORPORATION                                VANGUARD COMMUNICATIONS, L.P..
                                               By: Vanguard Communications,
                                               Inc., the general partner
By:\s\ Louis Brunel
  --------------------
Name: Louis Brunel                             By:
Title: President                                  --------------------------
                                               Name:
                                               Title:

VANGUARD COMMUNICATIONS, INC

By:
   --------------------
Name:
Title:


OPTEL

By:
   --------------------
Name:
Title:

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VPC CORPORATION                                VANGUARD COMMUNICATIONS, L.P..
                                               By: Vanguard Communications,
                                               Inc., the general partner
By:
  --------------------
Name:                                          By:/s/Jonathan D. Lloyd
Title:                                            --------------------------
                                               Name:  Jonathan D. Lloyd
                                               Title: President

VANGUARD COMMUNICATIONS, INC

By:/s/Jonathan D. Lloyd
   --------------------
Name:  Jonathan D. Lloyd
Title: President


OPTEL

By: /s/Jonathan D. Lloyd
   --------------------
Name:  Jonathan D. Lloyd
Title: President